FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

      Thompson                  Douglas                    B.
    --------------------------------------------------------------------
         (Last)                     (First)               (Middle)

      180 Orchid Way
    --------------------------------------------------------------------
                                   (Street)

      Vero Beach                 Florida                 32963
    --------------------------------------------------------------------
         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

      Veritas DGC Inc. (VTS)
    --------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)


    --------------------------------------------------------------------

4.  Statement for Month/Year

      January, 1997
    --------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


    --------------------------------------------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

            X   Director                           10% Owner
           ---                               ---

                Officer (give title below)         Other (specify below)
           ---                               ---


7.  Individual or Joint/Group Filing (Check Applicable)

                Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

                             ---------------------



--------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Code      /     V              Amount / (A) or (D) / Price
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        1/14/97                 S                                 30,000       D       $20.25
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        1/15/97                 X                                  6,934       A       $ 6.18
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        1/15/97                 X                                 29,456       A       $ 6.18
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        1/30/97                 X                                 60,651       A       $ 6.18
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                             I*                              *
------------------------------------------------------------------------------------------------------------------------------------
                                                                             I*                              *
------------------------------------------------------------------------------------------------------------------------------------
                                                                             I*                              *
------------------------------------------------------------------------------------------------------------------------------------
                                        1,950,580                           D/I*                             *
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
* 11,135 SHARES ARE OWNED DIRECTLY; 1,950,580
  SHARES ARE OWNED INDIRECTLY THROUGH JUPITER
  & ASSOCIATES. BENEFICIAL OWNERSHIP DISCLAIMED
  AS TO 1,950,580 SHARES IN WHICH MR. THOMPSON
  HAS NO ECONOMIC INTEREST.
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Option    6.18               1/15/97                                                6,934
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Option    6.18               1/15/97                                               29,456
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Option    6.18               1/30/97                                               60,651
------------------------------------------------------------------------------------------------------------------------------------



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                 Common Stock    6,934                              0                    I                   *
------------------------------------------------------------------------------------------------------------------------------------
                                 Common Stock   29,456                              0                    I                   *
------------------------------------------------------------------------------------------------------------------------------------
                                 Common Stock   60,651                              0                    I                   *
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

* Indirectly owned through Jupiter & Associates. Beneficial ownership disclaimed as to these shares and options in which Mr. Thompson has no economic interest.


** Intentional misstatements or omissions of facts constitute                             /s/ Douglas B. Thompson      June 12, 1997
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------      -------------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)